FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (this “Fourth Amendment”) is made as of December 7, 2022 by and between MIT 238 MAIN STREET LEASEHOLD LLC, a Massachusetts charitable corporation with an address c/o MIT Cambridge Real Estate LLC, One Broadway, Suite 09-200, Cambridge, MA 02142 (“Landlord”), and BEAM THERAPEUTICS, INC., a Delaware corporation with an address of 26 Lansdowne Street, 2nd Floor, Cambridge, MA 02139 (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant are the current parties to that certain Lease dated April 24, 2019, as amended by that certain First Amendment to Lease dated as of April 14, 2020, as further amended by that certain Second Amendment to Lease dated as of November 17, 2020 and as further amended by that certain Third Amendment to Lease (the “Third Amendment”) dated as of August 24, 2021 (collectively, the “Lease”), pursuant to which Landlord is leasing to Tenant approximately 130,258 rentable square feet (as more particularly described in the Lease, the “Premises”) located on the sixth, seventh, eighth, ninth and tenth floors of the Laboratory Addition to the building located at 238 Main Street, Cambridge, MA;

WHEREAS, pursuant to the Third Amendment, (a) the Expansion Space was added to the Premises demised under the Lease, and (b) Landlord was required to perform Tenant’s ES Fitout;

WHEREAS, Tenant desires to assume responsibility for the performance of Tenant’s ES Fitout using the Approved Contractor;

WHEREAS, if the performance of Tenant’s ES Fitout had proceeded as contemplated by the Third Amendment, Landlord would have used commercially reasonable efforts to substantially complete Tenant’s ES Fitout on or before January 15, 2023, subject to day-for-day delays on account of Landlord’s Force Majeure and Tenant Delays;

WHEREAS, Landlord and Tenant have agreed that Tenant will be responsible for the performance of Tenant’s ES Fitout on the terms and conditions hereinafter set forth; and

WHEREAS, Landlord and Tenant desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.
2.
ES Dates. Notwithstanding anything to the contrary set forth in the Lease, (a) the “ES Commencement Date” shall mean the date on which the Expansion Space is delivered to Tenant (currently estimated to occur promptly after the full execution hereof); and (b) the “ES Rent Commencement Date” shall mean March 15, 2023, subject to day-for-day delays on account of Landlord Delays (as defined in Exhibit A). Tenant acknowledges and agrees that there are no Landlord Delays as of the date of this Fourth Amendment.
3.
Condition. Section 2(b) of the Third Amendment is hereby deleted in its entirety. Tenant acknowledges and agrees that Tenant shall lease the Expansion Space in its “AS IS,” “WHERE IS” condition and with all faults as of the ES Commencement Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord.
4.
Construction. Landlord’s Base Building Work with respect to the Expansion Space has been completed. It is understood and agreed that Landlord shall have no obligation to perform any work to prepare the Expansion Space for Tenant’s use and/or occupancy. Section 3 of the Third Amendment is hereby deleted in its entirety and replaced with the provisions of Exhibit A attached hereto and made a part hereof.

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5.
CFM. In addition to the CFM provided to the Expansion Space in accordance with the Matrix, Landlord shall make available to the Expansion Space (only) an additional 770 CFM air handler capacity of 100% outside air.
6.
Broker. Landlord and Tenant each warrants and represents that it has dealt with no broker in connection with this Fourth Amendment other than CBRE (“Broker”). Landlord and Tenant each agrees to defend, indemnify and save the other harmless from and against any Claims arising as a result of its breach of the foregoing representation and warranty. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.
7.
Ratification. Except as amended hereby, the terms and conditions of the Lease shall remain unaffected. From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby. Tenant confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) it has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or the Premises or in any way relating thereto.
8.
Miscellaneous. This Fourth Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws. If any term of this Fourth Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Fourth Amendment, the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This Fourth Amendment is binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns. Each party has cooperated in the drafting and preparation of this Fourth Amendment and, therefore, in any construction to be made of this Fourth Amendment, the same shall not be construed against either party. In the event of litigation relating to this Fourth Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys' fees and costs. This Fourth Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto. A facsimile, PDF or other electronic signature on this Fourth Amendment shall be equivalent to, and have the same force and effect as, an original signature. This Fourth Amendment may be executed in counterparts which, taken together, shall constitute a single instrument.

[SIGNATURES ON FOLLOWING PAGE]

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[SIGNATURE PAGE TO FOURTH AMENDMENT TO LEASE BY AND BETWEEN MIT 238 MAIN STREET LEASEHOLD LLC AND BEAM THERAPEUTICS, INC.]

EXECUTED as of the date first set forth above.

LANDLORD: MIT 238 MAIN STREET LEASEHOLD LLC

By: MIT Cambridge Real Estate LLC, its manager

By: /s/ Seth D. Alexander

Seth D. Alexander, President, and not individually

TENANT: BEAM THERAPEUTICS, INC.

By: /s/ John Evans

Name: John Evans

Title: CEO

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EXHIBIT A

PROVISIONS GOVERNING TENANT’S ES FITOUT (“ES WORK LETTER”)

1. Representatives.

(a) Landlord’s Authorized Representative. Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), Maureen McCaffrey as the individual authorized by Landlord to approve on behalf of Landlord all plans, drawings and other matters for which the approval of Landlord is required or contemplated pursuant to this ES Work Letter. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed or submitted in writing (as applicable) by Landlord’s Authorized Representative. Landlord may change Landlord’s Authorized Representative and/or name additional persons to serve as Landlord’s Authorized Representative (provided that Tenant may rely upon the authorization of any one of such persons) upon one (1) business day’s prior written notice to Tenant. Landlord agrees that Landlord’s Authorized Representative(s) shall be reasonably available to meet and consult with Tenant’s Authorized Representative in person (in the vicinity of the Property) or by phone (at the election of Tenant’s Authorized Representative) upon reasonable prior notice by Tenant.

(b) Tenant’s Authorized Representative. Tenant designates, as Tenant’s authorized representative (“Tenant’s Authorized Representative”), Chris Hill as the individual authorized by Tenant to initial and sign all plans, drawings, change orders and approvals pursuant to this ES Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed or submitted in writing (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative and/or name additional persons to serve as Tenant’s Authorized Representative (provided that Landlord may rely upon the authorization of any one of such persons) upon one (1) business day’s prior written notice to Landlord. Tenant agrees that Tenant’s Authorized Representative shall be reasonably available to meet and consult with Landlord’s Authorized Representative in person (in the vicinity of the Property) or by phone (at the election of Tenant’s Authorized Representative) as and when needed, upon reasonable prior notice by Landlord.

(c) Methods of Communication. Notwithstanding anything to the contrary, all notices, plan deliveries, requests for approval and the like required under this ES Work Letter shall be delivered by email (or other means agreed to by the parties), and shall not be required to be sent to the parties listed in or designated pursuant to Article 24 of the Lease. With respect to email communications, each party shall cc any parties designated for such copies by Landlord’s Authorized Representative(s) or Tenant’s Authorized Representative(s), as applicable. It is understood and agreed that approvals or consents must be communicated by a written signed document, which may be delivered by a PDF, TIF or JPG file or other mutually agreed image file delivered by email (the parties acknowledging that such electronic signatures on approvals and/or consents shall be binding for the purposes set forth in this ES Work Letter). Landlord and Tenant hereby agree that all plans, pricing information and schedules to be delivered pursuant to this ES Work Letter may also be delivered by uploading the same to a website to which Landlord’s Authorized Representative and Tenant’s Authorized Representative (and any persons designated by Landlord’s Authorized Representative and/or Tenant’s Authorized Representative, such designation including the person’s name, email address and company) shall have access. Promptly after uploading any document to such website, an email shall be sent to all parties having access thereto. Other project-related information (including, without limitation, commissioning documents, meeting minutes, basis for design, design submissions and contractor submittals, including without limitation requests for information) may also be posted to a project website to which Landlord’s Authorized Representative and Tenant’s Authorized Representative (and any persons designated by Landlord’s Authorized Representative and/or Tenant’s Authorized Representative, such designation including the person’s name, email address and company) shall have access. Promptly after uploading any document to such project website, an email shall be sent to all parties having access thereto.

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2. Intentionally Omitted

3. Tenant’s ES Fitout.

(a) Plans. In connection with the performance of the work necessary to prepare the Expansion Space for Tenant’s occupancy and business operations, including without limitation, the installation of all furniture and fixtures (“Tenant’s ES Fitout”), Tenant shall engage the Approved Contractor as Tenant’s general contractor and AHA Consulting Engineers, Inc. as Tenant’s MEP Engineer, and Perkins & Will as Tenant’s architect. Furthermore, in connection with Tenant’s ES Fitout, Tenant shall submit to Landlord for Landlord’s approval (i) the name of and other reasonably requested information regarding any subcontractors performing work affecting the structural elements of, or any of the utility or Building service equipment or systems in, the Building (the “ES Subcontractors”); (ii) on or before August 10, 2022, an electronic copy and four (4) full-sized copies of design/ development plans with sufficient information and detail to accurately describe the proposed design of the Expansion Space and document the programmatic requirements for Tenant’s ES Fitout (the “ES Design/ Development Plans”), and (iii) on or before October 25, 2022, an electronic copy and four (4) full-sized copies of a fully coordinated set of architectural, structural, mechanical, electrical and plumbing engineering plans and specifications based on the approved Design Development Plans and in a form which is sufficiently complete to allow the Approved Contractor and subcontractors to bid on the work and to obtain all applicable permits for Tenant’s ES Fitout (“Final ES Construction Drawings”). The ES Design/Development Plans and the Final ES Construction Drawings are collectively referred to herein as the “ES Plans.” Landlord’s approval of the ES Subcontractors shall not be unreasonably withheld, conditioned or delayed and Landlord's approval of the ES Design/Development Plans (and the Final ES Construction Drawings, provided that the Final ES Construction Drawings are consistent with the ES Design/Development Plans) shall not be unreasonably withheld, conditioned or delayed provided the ES Plans comply with the requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building and the Property; and provided, further that Landlord may withhold its approval in its sole discretion with respect to Restricted Alterations. Landlord’s approval is solely given for the benefit of Landlord and Tenant under this Section 3 and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the ES Plans for any other purpose whatsoever. Any request for approval of the ES Plans shall be accompanied by (A) a certification from a licensed code engineer that such plans are code compliant, and (B) a certification from Landlord’s MEP engineer that the ES Plans are compatible with the base building design. If Tenant timely submits drafts of the ES Plans for review and approval, Landlord shall use commercially reasonable efforts to respond to any timely request for approval of the ES Plans within twelve (12) business days after receipt thereof; provided, however, so long as Perkins & Will is the architect for Tenant’s ES Fitout, Landlord shall use commercially reasonable efforts to respond to any timely request for approval of the ES Plans within five (5) business days after receipt thereof. Landlord shall notify Tenant in reasonable detail if any of the ES Plans are unsatisfactory or incomplete in any respect. In the event Landlord disapproves any of the ES Plans, Tenant shall revise the same to address Landlord’s comments and shall submit such revised ES Plan to Landlord for approval (and such process shall be continued until such ES Plan is approved by Landlord). Tenant shall not make any amendments, deletions or additions to the Final ES Construction Drawings approved by Landlord without Landlord’s prior written consent.

(b) Landlord Delay. A “Landlord Delay” shall be defined as any act or wrongful omission by Landlord or any agent, employee, consultant, contractor or subcontractor of Landlord which causes an actual delay in the Substantial Completion of Tenant’s ES Fitout. Notwithstanding the foregoing, no event shall be deemed to be a Landlord Delay until and unless Tenant has given Landlord written notice (the “Landlord Delay Notice”) advising Landlord (i) that a Landlord Delay is occurring, (ii) of the basis on which Tenant has determined that a Landlord Delay is occurring, and (iii) the actions which Tenant believes that Landlord must take to eliminate such Landlord Delay, and Landlord has failed to dispute such asserted delay or to correct the Landlord Delay specified in the Landlord Delay Notice within three (3) business days following receipt thereof. No period of time prior to expiration of such 3-business day period shall be included in the period of

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time charged to Landlord pursuant to such Landlord Delay Notice. Notwithstanding anything to the contrary, no Landlord Delay shall arise from Landlord’s timely granting or withholding of approval of any of the ES Plans as contemplated by and in accordance with this Exhibit A.

(c) Substantial Completion of Tenant’s ES Fitout. Tenant shall Substantially Complete (hereinafter defined) Tenant’s ES Fitout on or before the date that is twelve (12) months after the ES Commencement Date (the “Outside ES Completion Date”), provided that if Tenant is delayed in the performance of Tenant’s ES Fitout by reason of a Landlord Delay or other causes beyond Tenant’s reasonable control, the Outside ES Completion Date shall be extended by the period of time which Tenant is so delayed. For purposes hereof, Tenant’s ES Fitout shall be deemed “Substantially Complete” and “Substantial Completion” shall be deemed to have occurred if Tenant has substantially completed Tenant’s ES Fitout in accordance with the approved Final ES Construction Drawings and Tenant has delivered to Landlord a copy of (i) a certificate of substantial completion from Tenant’s architect for Tenant’s ES Fitout, and (ii) a temporary or permanent certificate of occupancy for the Expansion Space from the City of Cambridge, Massachusetts; provided, however, if a temporary certificate of occupancy is issued with respect to the Expansion Space, then Tenant shall obtain a permanent certificate of occupancy for the Expansion Space within sixty (60) days after issuance of such temporary certificate of occupancy.

(d) Cost of Tenant’s ES Fitout. Except for the ES Allowance (hereinafter defined), all of Tenant’s ES Fitout shall be performed at Tenant’s sole cost and expense, and shall be performed in accordance with the provisions of the Lease (including, without limitation, Article 11). Tenant shall pay to Landlord, as additional rent, within ten (10) days after demand therefor, any costs or expenses incurred by Landlord (which shall be reasonably based on Tenant's usage) for the use of elevators and/or hoisting in connection with the performance of Tenant’s ES Fitout.

4. ES Allowance.

(a) Amount. As an inducement to Tenant’s entering into this Fourth Amendment, Landlord shall, subject to Section 4(c) below and the last sentence of this Section 4(a), provide to Tenant a special tenant improvement allowance in an amount up to One Million Six Hundred Three Thousand Nine Hundred Eighty and no/100 Dollars ($1,603,980.00) (the “ES Allowance”) to be used by Tenant solely for costs incurred by Tenant for Tenant’s ES Fitout. For the purposes hereof, the cost to be so reimbursed by Landlord shall not include: (i) the cost of acquiring or installing any of Tenant’s Property (hereinafter defined), including without limitation telecommunications and computer equipment and all associated wiring and cabling, any de-mountable decorations, artwork and partitions, signs, and trade fixtures, (ii) any fees paid to Tenant, any Affiliate or Successor, and (iii) any so-called “soft costs”; provided, however, notwithstanding the foregoing, up to One Hundred Sixty Thousand Three Hundred Ninety-Eight and no/100 Dollars ($160,398.00) of the ES Allowance may be used for Tenant’s architectural, engineering and consultant fees and design and permitting costs and the cost of Tenant’s wiring and cabling relating to Tenant’s ES Fitout.

(b) Requisitions. Subject to Section 4(c) below, Landlord shall pay Landlord's ES Proportion (hereinafter defined) of the cost shown on each requisition (as defined in the Work Letter) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord until the entirety of the ES Allowance has been exhausted. “Landlord's ES Proportion” shall be a fraction, the numerator of which is the ES Allowance and the denominator of which is (A) the total contract price for Tenant’s ES Fitout for the entire Expansion Space (as evidenced by reasonably detailed documentation delivered to Landlord with the requisition first submitted by Tenant), less (B) those costs described in the last sentence of Section 4(a) above (as evidenced by reasonably detailed documentation delivered to Landlord with the requisition first submitted by Tenant). Tenant shall not be required to deliver Lien Waivers at the time of the first requisition, but shall deliver the Lien Waivers and evidence of payment of the first requisition in full within five (5) days following payment of the ES Allowance with respect to such first requisition (it being understood and agreed that Lien Waivers with respect to the prior month’s requisition shall be submitted as part of each requisition after such

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first requisition). Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant's books and records relating to each requisition in order to verify the amount thereof. Tenant shall submit requisition(s) no more often than monthly.

(c) Notwithstanding anything to the contrary herein contained: (i) Landlord shall have no obligation to advance funds on account of the ES Allowance (A) until Landlord shall have received an original W-9 executed by Tenant, nor (B) more than once per month; (ii) If Tenant fails to pay to Tenant’s contractors the amounts paid by Landlord to Tenant in connection with any previous requisition(s), Landlord shall thereafter have the right to have the ES Allowance paid directly to Tenant's contractors; (iii) Landlord shall have no obligation to pay any portion of the ES Allowance with respect to any requisition submitted after the date (the “Outside ES Requisition Date”) which is fifteen (15) months after the ES Commencement Date provided however, to the extent that the completion of Tenant’s ES Fitout is delayed by reason of a Landlord Delay, the Outside ES Requisition Date shall be extended by the period of time which Tenant is so delayed; (iv) Tenant shall not be entitled to any unused portion of the ES Allowance; (v) Landlord’s obligation to pay any portion of the ES Allowance shall be conditioned upon there existing no default by Tenant in its obligations under the Lease at the time that Landlord would otherwise be required to make such payment (it being understood and agreed that if Tenant cures such default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 of the Lease, Landlord shall make such payment promptly after the cure is effectuated); and (vi) In addition to all other requirements hereof, Landlord’s obligation to pay the final ten percent (10%) of the ES Allowance shall be subject to simultaneous delivery of all unconditional lien waivers relating to items, services and work performed in connection with Tenant’s ES Fitout.

(d) In the event Tenant owes Landlord any sums under or pursuant to the Lease at such time as Landlord is obligated pursuant to the provisions of this Section 4 to pay any portion of the ES Allowance, Landlord shall have the right to offset said amount from such payment of the ES Allowance.

5. Space Planning Allowance. In addition to the ES Allowance, and as a further inducement to Tenant’s entering into this Fourth Amendment, Landlord shall, subject to this Section 5, provide to Tenant a special tenant improvement allowance equal to Nine Hundred Sixteen and 56/100 Dollars ($916.56) (the “Space Planning Allowance”) to be used by Tenant solely for design and architectural costs incurred by Tenant for space planning the Expansion Space. Provided there is no Event of Default or event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Landlord shall pay the Space Planning Allowance to Tenant within thirty (30) days after the later to occur of (a) Landlord’s receipt of the draft ES Design/Development Plans, and (b) Landlord’s receipt of a reasonably detailed invoice therefor, which invoice must be delivered to Landlord on or before the date which is sixty (60) days after the ES Commencement Date; provided, however, that if Tenant cures any default prior to the expiration of applicable cure periods set forth in Article 20 of the Lease, then Landlord’s obligation to pay the Space Planning Allowance shall be reinstated. Tenant shall not be entitled to any unused portion of the Space Planning Allowance.

IF " DOCVARIABLE "SWDocIDLocation" 4096" = "1" " DOCPROPERTY "SWDocID" ACTIVEUS 193067902v.7" ""